AMENDED EMPLOYMENT AGREEMENT

     THIS AGREEMENT (the "Agreement") is entered into effective this 5th day of October, 1998 (the "Effective Date"), by and between NaPro BioTherapeutics,
Inc., a Delaware corporation (the "Company"), and Patricia A. Pilia ("Executive"). Certain capitalized terms used in this Agreement have the meaning set forth in Paragraph 17 hereof.

                                    RECITALS

     A. WHEREAS, the Company and the Executive have previously entered into an Amended and Restated Employment and Executive Stock Agreement, dated as of June 7, 1993 and amended and restated effective as of May 31, 1994, (the "Prior Agreement"); and

     B. WHEREAS, the Company desires to secure the continued services of Executive as an employee of the Company, and to provide for certain compensation and benefit arrangements for Executive in the event of Executive's termination of employment under certain circumstances, and Executive is willing to enter into this Agreement and perform such services.

                              TERMS AND CONDITIONS

     In consideration of the respective covenants and agreements of the parties contained in this Agreement, the parties agree to amend and restate in its entirety the Prior Agreement as follows:

     1. Employment Services. The Company hereby agrees to engage Executive, and Executive hereby agrees to perform services for the Company, on the terms and conditions set forth in this Agreement. During the Employment Period (as defined below), the Company and Executive agree that Executive will serve as an executive officer of the Company in the position of Executive Vice President with the duties, responsibilities and authority as set forth on Schedule A, or will have such other executive title and such other executive duties, responsibilities and authority as Executive and the Company may agree upon from time to time, and will perform such services of an executive and administrative character to the Company and its present or future Subsidiaries consistent with the duties of the Company's other executive officers, as the Company's Board of Directors (the "Board") may from time to time direct (the "Employment Services") or the Bylaws of the Company may provide. The Employment Services shall commence upon the Effective Date of this Agreement and terminate as provided in Paragraph 6 (the "Employment Period").

         2.       Performance.

     (a) Executive shall report to the Chief Executive Officer (or person acting in a similar capacity if the Company has no Chief Executive Officer), and Executive shall devote her best efforts and her full business time and attention (except for permitted vacation periods) to the business and affairs of the Company and its Subsidiaries; provided, however, that upon prior agreement by the Chief Executive Officer, and subject to the terms of this Agreement, Executive may engage in independent activities in areas unrelated to the Company's business or the Company's actual or demonstrably anticipated business; and provided, further, that no such independent activities shall materially detract from the essentially full time commitment of Executive to the business and affairs of the Company. Executive shall perform her duties and responsibilities to the best of her abilities in a diligent, trustworthy, businesslike and professional manner.

                  (b) Unless the Company and Executive otherwise agree, Executive shall perform the Employment Services at the Company's executive offices and traveling on business as Executive and the Company shall reasonably deem necessary.

         3.       Compensation.

                  (a) During the Employment Period, the Company will pay Executive for the Employment Services a base salary (the "Base Salary") at the annual rate of $135,000 or such other increased rate as the compensation committee of the Board or Board committee performing equivalent functions (the "Compensation Committee") (or if the Board has no Compensation Committee at the time, then the Board) may designate from time to time, such salary to be paid at such periods as salary is paid to other executive officers of the Company. The Compensation Committee (or the Board, if applicable) shall review the Base Salary of the Executive at least annually on the anniversary of the Effective Date and may, in its sole discretion, increase (but not decrease) such Base Salary from time to time. Payment of the Base Salary shall be subject to the customary withholding tax and other employment taxes as required with respect to compensation paid by a corporation to an employee.

                  (b) Executive may receive an annual bonus in such amount, if any, as the Compensation Committee (or if the Board has no Compensation Committee at the time, then the Board), in its discretion, may award to Executive, based upon Executive's and the Company's performance during each year of the Employment Period, provided, however that each annual bonus payable to Executive during the Employment Period shall not be less than the greater of (i) $20,000 or (ii) the amount of the highest annual bonus paid to Executive for the three most recent fiscal years of the Company.

                  (c) The Executive shall be entitled to receive such stock options during the Employment Period as determined from time to time by the Compensation Committee (or if the Board has no Compensation Committee at the time, then the Board).

         4. Reimbursement for Expenses. The Company shall promptly reimburse Executive for all reasonable out-of-pocket expenses incurred by her in the course of performing her duties under this Agreement, subject to the Company's reasonable requirements with respect to reporting and documentation of such expenses.

         5. Benefits. Executive shall be entitled to all fringe benefits offered by the Company and to participate in all of the Company's employee benefit programs both on the same basis as available to executives of the Company, and shall be entitled to such other benefits as may from time to time be made available to Executive. The Company shall use commercially reasonable best efforts to obtain and keep directors' and officers' liability insurance coverage in effect in an amount equivalent to that of a well-insured, similarly-situated company; provided, however, that the failure to obtain and keep such insurance in effect after the Company has exercised such commercially reasonable best efforts shall not be a breach of the Company's obligations under this Agreement. During the Employment Period, Executive shall be entitled to four weeks of paid vacation during each year of the Employment Period and may carry over up to four weeks of vacation from one year to the next succeeding year only.

         6.       Term and Termination.

                  (a) Except as otherwise provided in this Agreement, the Employment Period shall terminate upon the earlier of:

     (i) three years from the Effective Date hereof (the "Initial Term"); provided, however, that commencing on the date one year after the Effective Date, and on each annual anniversary of such date (such date and each annual anniversary thereof shall be hereinafter referred to as the "Renewal Date"), unless previously terminated, the Employment Period shall be automatically extended so as to terminate three years from such Renewal Date, unless either Executive or the Board shall have given written notice to the other party no later than 180 days prior to the Renewal Date that the Employment Period shall not be so extended;

     (ii) Executive's incapacity or permanent disability (which in either case shall be deemed to occur only in the event Executive is unable to perform the Employment Services for 180 days in any 12-month period) or death;

     (iii) termination by Executive voluntarily or for Good Reason (as defined below);

     (iv) termination by the Company with or without Cause (as defined below).

                  (b) If the Employment Period is terminated (i) by the Company without Cause or (ii) by Executive for Good Reason, then Executive shall be entitled to receive, so long as Executive has not breached the provisions of Paragraphs 9, 10, 12, 13, 14, or 16 hereof in a manner that could adversely affect the Company, his Base Salary in cash at the periods set forth in Paragraph 3, at a rate equal to the then applicable rate set forth in Paragraph 3 for a period equal to the greater of (x) the remainder of the Employment Period, but not in excess of three years or (y) two years plus in either case
(I) the greater of (A) the most recent annual bonus, if any, awarded to Executive pursuant to Paragraph 3(b) during the Company's fiscal year of or during the Company's fiscal year prior to termination, as the case may be, (B) the average amount of the last three annual bonuses, if any, awarded to Executive pursuant to Paragraph 3(b) prior to termination, or (C) $20,000, multiplied by in any case not less than the number of years for which Executive is entitled to receive his Base Salary pursuant to this Paragraph 6(b) (prorated for any partial year) (such bonus amounts to be paid pro rata over the term for which Executive is entitled to receive his Base Salary pursuant to this Paragraph 6(b)); plus (II) at Executive's election, medical, dental and any other health insurance, life insurance, accidental death and dismemberment insurance and disability protection no less favorable to Executive and his dependents covered thereby (including that Executive shall remain obligated to continue to pay any costs or expenses which Executive would otherwise be obligated to pay pursuant to such insurance or other protections provided pursuant to Paragraph 5 as in existence on the date of such termination) until the first to occur of (i) the date of

Executive's re-employment and subsequent opportunity to participate in any health insurance program with comparable coverage provided by such new employer, including without limitation, coverage with respect to any pre-existing conditions or (ii) eighteen months after such termination date.

                  (c) If a Change of Control (as defined below) occurs and Executive is thereafter offered and accepts continued employment with the Company (or its successor), and either (i) she is still employed by the Company on the first calendar anniversary of the Change of Control, or (ii) her employment with the Company is terminated by the Company without Cause or she terminates her employment for Good Reason during such one year period, the Company shall pay Executive, in addition to any other amounts payable hereunder, a "stay bonus" equal to one year's then current Base Salary. Such "stay bonus" shall be paid in a cash lump sum to Executive within twenty (20) days following the earlier of (i) the first anniversary of the date of the Change of Control or
(ii) the date of her termination of employment with the Company. For purposes of this Agreement, a "Change of Control" means the happening of any of the following: (i) the merger or consolidation of the Company into a new surviving company in which the holders of the Company's voting securities (on a fully-diluted basis) immediately prior to the merger or consolidation own less than a majority of the ordinary voting power to elect directors of the new surviving company (on a fully diluted basis), or (ii) when any "person" as defined in Section 3(a)(9) of the Securities Exchange Act of 1934 (the "34 Act") and as used in Sections 13(d) and 14(d) thereof, including a "group" as defined in Section 13(d) of the 34 Act but excluding the Company and any Subsidiary or any employee benefit plan sponsored or maintained by the Company or any Subsidiary (including a trustee of such plan acting as trustee), directly or indirectly, becomes the "beneficial owner" (as defined in Rule 13d-3 under the 34 Act, as amended from time to time), of securities of the Company representing 25% or more of the combined voting power of the Company's then outstanding securities.

                  (d) Except as provided in Paragraphs 6(b) or (c), upon termination of the Employment Period, Executive shall be entitled to receive only (i) accrued but unpaid salary and bonus through the date of such termination and (ii) unpaid salary with respect to any vacation days accrued but not taken as of the date of such termination.

                  (e) For purposes of this Agreement, "Cause" shall mean (i) the conviction (or plea of nolo contendere) of a felony or a crime involving moral turpitude or the commission of any other act which has an adverse effect on the Company and which involves dishonesty, disloyalty or fraud with respect to the Company or any of its Subsidiaries, (ii) conduct bringing the Company or any of its Subsidiaries into substantial public disgrace or disrepute, including, without limitation, such conduct resulting from repeated acts of alcohol or drug abuse, (iii) continued failure by Executive to substantially perform her duties as reasonably directed by the Board for a period of 15 days after the Board has made a demand for substantial performance which specifically identifies the manner in which the Board believes that Executive has not substantially performed her duties, or (iv) gross negligence or misconduct not in good faith with respect to the Company or any of its Subsidiaries, or (v) any other material breach of this Agreement which is not cured within 15 days after Executive's receipt of written notice thereof.

     (f) For purposes of this Agreement, termination of the Employment Period by Executive for "Good Reason" shall mean termination by Executive (i) within 90 days after Executive has been assigned, without her consent, to any duties substantially inconsistent with her position, duties, responsibilities or status with the Company as contemplated in Paragraph 1 of this Agreement; (ii) upon 120 days' prior written notice if such notice is given within 30 days after the date Executive ceases, without her consent, to be a member of the Board; (iii) following a Change of Control, upon failure of the Company to pay Executive an annual bonus equal to the average amount of such annual bonus paid to Executive during the three fiscal years of the Company immediately preceding the year in which the Change of Control occurs; (iv) following a reduction of Executive's Base Salary after a Change of Control; (v) if Executive is required to regularly perform the duties of her employment more than 50 miles from Boulder, Colorado; or (vi) upon a material breach of this Agreement by the Company which is not cured within 30 days after the Company's receipt of written notice thereof. Executive shall provide written notice to the Company of any and all grounds that Executive alleges constitute "Good Reason" and the Company shall have 30 days after receipt of such written notice to cure any such alleged grounds for "Good Reason". If, following the expiration of such 30 day period, Executive still believes that "Good Reason" exists for her termination of Employment, the provisions of Paragraph 7 shall apply.

     (g) Promptly (but in any event within 20 days) following any termination of the Employment Period, and as of that date, the Company will notify Executive of the itemized and aggregate cash value of the payments and benefits, as determined under Section 280G of the Internal Revenue Code (the "Code"), received or to be received by Executive in connection with the termination of her employment (whether payable pursuant to the terms of this Agreement or otherwise). At the same time, the Company shall advise Executive of the portion of such payments or benefits which constitute parachute payments within the meaning of the Code and which may subject Executive to the payment of excise taxes pursuant to Section 4999 and the expected amount of such taxes (such payments or benefits being hereinafter referred to as "Parachute Payments").

     (h) Notwithstanding the provisions of Paragraph 6(b) hereof, if all or any portion of the payments or benefits provided under Paragraph 6(b) either alone or together with other payments or benefits which Executive has received or is then entitled to receive from the Company and any of its Subsidiaries would constitute Parachute Payments, such payments or benefits provided to Executive under Paragraph 6(b) shall be reduced to the extent necessary so that no portion thereof shall be subject to the excise tax imposed by Section 4999 of the Code; but only if, by reason of such reduction, Executive's net after tax benefit shall exceed the net after tax benefit if such reduction were not made. "Net after tax benefit" for purposes of this Paragraph 6(h) shall mean the sum of (i) the total amount payable to Executive under Paragraphs 6(b) and (c) hereof, plus
(ii) all other payments and benefits which Executive has received or is then entitled to receive from the Company and any of its subsidiaries that would constitute a Parachute Payment, less (iii) the amount of federal income taxes payable with respect to the payment and benefits described in (i) and (ii) above calculated at the maximum marginal income tax rate for each year in which such payments and benefits shall be paid to Executive (based upon the rate in effect for such year as set forth in the Code at the Termination Date), less (iv) the amount of excise taxes imposed with respect to the payments and benefits described in (i) and (ii) above by Section 4999 of the Code.

     For purposes of this Paragraph 6(h), Executive's base amount, the present value of the Parachute Payments, the amount of the excise tax and all other appropriate matters shall be determined by the Company's independent auditors in accordance with the principles of Section 280G of the Code and based upon the advice of tax counsel selected by the Company, which tax counsel shall be reasonably satisfactory to Executive.

         7. Notice of Certain Terminations. In the event that either (i) the Company shall terminate Executive for Cause or (ii) Executive shall terminate for Good Reason, then any such termination shall be communicated by written notice to the other party hereto. Any such notice shall specify(x) the effective date of termination of the Employment Period, which, except as otherwise provided in Paragraph 6(f), shall not be more than 30 days after the date the notice is delivered (the "Termination Effective Date"); (y) in reasonable detail the facts and circumstances underlying a determination that the termination is for Cause or for Good Reason, as the case may be. If within 15 days after any notice of termination of Executive for Cause by the Company is given, or if within 15 days after the Company's 30 day cure period under Paragraph 6(f) has expired, the party receiving such notice notifies the other party that a good faith dispute exists concerning the characterization of the termination, the Termination Effective Date shall be the date on which such dispute is finally resolved either by written agreement of the parties or by binding arbitration conducted pursuant to the rules of the American Arbitration Association. Notwithstanding the pendency of any such dispute, the Company shall continue Executive and her dependents as participants in all medical, dental and any other health insurance and similar benefit plans of the Company in which she and they were participating when the notice giving rise to the dispute was given, until the dispute is finally resolved. Benefits provided under this Paragraph 7 are in addition to all other amounts due under this Agreement and shall not be offset against, or reduce any other amounts due under, this Agreement.

         8. Insurance. The Company may, at its election and for its benefit, insure Executive against accidental death, and Executive shall submit to such physical examination and supply such information as may be required in connection therewith.

         9.       Non-disclosure of Confidential Information.

     (a) Unless Executive first secures written consent from the Company pursuant to procedures implemented by Company after the date hereof, Executive shall not disclose or use at any time, either during the Employment Period or thereafter, any Confidential Information (as defined in Paragraph 17) except to the extent Executive reasonably believes is necessary to disclose or use such Confidential Information in performing the Employment Services. Executive further agrees that Executive will use Executive's commercial best efforts to safeguard the Confidential Information and protect it against disclosure, misuse, espionage, loss and theft, including, without limitation, causing recipients of Confidential Information to enter into non-disclosure agreements with the Company. Subject to the provisions of Paragraphs 10 and 13, nothing herein shall be construed to prevent Executive from using Executive's general knowledge and skill after termination of this Agreement, whether Executive acquired such knowledge or skill before or during the Employment Period.

     (b) In the event the Company has entered into confidentiality agreements with third parties (not including Company employees) which contain provisions different from those set forth in this Agreement, Executive agrees, in addition to the provisions of Paragraph 9(a), to comply with any such different provisions of which Executive is notified by the Company.

         10. Company Ownership of Intellectual Property. Executive hereby assigns to the Company all right, title and interest in and to all Intellectual Property (as defined in Paragraph 17) contributed to or conceived or made by Executive during the Employment Period and prior to the Employment Period during the period Executive was employed by or engaged in research or development activities for or with the Company or its predecessors and affiliates (whether alone or jointly with others) to the extent such Intellectual Property is not owned by the Company as a matter of law. Executive shall promptly and fully communicate to the Company all Intellectual Property conceived, contributed to or made by Executive and shall cooperate with the Company to protect the Company's interests in such Intellectual Property including, without limitation, providing assistance in securing patent protection and copyright registrations and signing all documents reasonably requested by the Company, even if such request occurs after the Employment Period. The Company shall pay Executive's reasonable expenses of cooperating with the Company in protecting the Company's interests in such Intellectual Property unless the subject matter of the requested cooperation is related to actions taken or failed to be taken by Executive wrongfully or otherwise not in good faith.

         11. Executive's Rights. Paragraph 10 of this Agreement does not apply to an invention for which no equipment, supplies, facilities or trade secret information of the Company was used and which was developed entirely on Executive's own time, unless (a) the invention relates (i) to the business of the Company, or (ii) to the Company's actual or demonstrably anticipated material research or development, or (b) the invention results from any work performed by Executive for the Company.

         12. Return of Materials. Upon termination of the Employment Period, or at any time reasonably requested by the Company, Executive shall promptly deliver to the Company all copies of Confidential Information in Executive's possession and control, including written records, manuals, lab notebooks, customer and supplier lists and all other materials containing any Confidential Information. If the Company requests, Executive shall provide written confirmation that Executive has returned all such materials. Subject to the provisions of this Agreement, including, without limitation, Paragraph 11, notwithstanding anything in this Agreement to the contrary, upon termination of the Employment Period, the Company, at Executive's request, shall promptly return to Executive any equipment or other materials owned by Executive then being used by or then in the possession of the Company.

         13. Non-Competition. Executive acknowledges and agrees that during the Employment Period and for a period of five years thereafter (the "Non-compete Period"), Executive will not, without the prior written consent of the Company, directly or indirectly, provide products or services substantially similar to the Employment Services to any business or entity that provides or offers or demonstrably plans to provide or offer, products or services that (i) are the same as or substantially similar to the products or services provided by the Company at any time during the Employment Period, (ii) relate to the Company's Intellectual Property (whether the Company acquired such Intellectual Property pursuant to this Agreement or otherwise), or (iii) relate to any subject matter of the Company's actual or demonstrably anticipated material research and development during the Employment Period, including without limitation, taxol, taxanes and any other compounds, within any geographical area in which the Company or any of its subsidiaries provide or plan to provide such products or services.

         14. Non-Solicitation. Executive acknowledges and agrees that during the Non-compete Period Executive will not (a) solicit, induce or attempt to induce, directly or indirectly, any employee of the Company to leave the employment of the Company to work for Executive or for any other person, firm or corporation or (b) hire any employee of the Company.

         15. Acknowledgment of Reasonableness. Executive acknowledges and agrees that the limitations set forth in Paragraphs 13 and 14 are reasonable with respect to scope, duration and geographic area and are properly required for the protection of the legitimate business interest of the Company.

         16. Further Assistance. During the Non-compete Period, Executive will not make any disclosure or other communication to any person, issue any public statements or otherwise cause to be disclosed any information which is designed, intended or might reasonably be anticipated to discourage any persons from doing business with the Company or otherwise have a negative impact or adverse effect on the Company, except to the extent such disclosure is required by law. During the Non-compete Period, Executive will provide assistance reasonably requested by the Company in connection with actions taken by Executive during the Employment Period, including but not limited to assistance in connection with any lawsuits or other claims against the Company arising from events during the Employment Period, provided that the Company shall reimburse all reasonable expenses (including without limitation, reasonable loss of compensation from other sources resulting from such assistance during normal business hours).

         17.      Certain Definitions.

                  "Affiliate" means a person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, the person specified.

                  "Confidential Information" means all information (whether or not specifically labeled or identified as confidential), in any form or medium, that is disclosed to, or developed or learned by Executive during the Employment Period and prior to the Employment Period during the period Executive was employed by or engaged in research or development activities for or with the Company or its predecessors and affiliates or that relates to the business, products, services, customers, research or development of the Company, its Subsidiaries, its Affiliates, or third parties with whom the Company, its Subsidiaries or its Affiliates does business or from whom the Company or its Affiliates receives information. Confidential Information shall not include any information that (i) has become publicly known through no wrongful act or breach of any obligation of confidentiality, as evidenced by written records or documents; or (ii) was rightfully received by Executive on a non-confidential basis from a third party (provided that such third party is not known to Executive to be bound by a confidentiality agreement with the Company or another party), as evidenced by written records or documents.

                  "Independent Third Party" means any person, including a "group" as defined in Section 13(d)(3) of the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder, who, immediately prior to the contemplated transaction, does not own in excess of 5% of the Company's Common Stock on a fully-diluted basis, who is not controlling, controlled by or under common control with any such 5% owner of the Company's Common Stock and who is not the spouse or descendent (by birth or adoption) of any such 5% owner of the Company's Common Stock.

                  "Intellectual Property" means any idea, invention, design, development, device, method or process (whether or not patentable or reduced to practice or including Confidential Information) and all related patents and patent applications, any copyrightable work or mask work (whether or not including Confidential Information) and all related registrations and applications for registration, and all other proprietary rights.

                  "Subsidiaries" means any corporation of which the securities having a majority of the voting power in electing directors are, at the time of determination, owned by the Company, directly or through one of more Subsidiaries.

         18. Executive Representations. Executive hereby represents and warrants to the Company that (a) the execution, delivery and performance of this Agreement by Executive does not and will not conflict with, breach, violate or cause a default under any contract, agreement, instrument, order, judgment or decree to which Executive is a party or by which she is bound, and (b) upon the execution and delivery of this Agreement by the Company, this Agreement shall be the valid and binding obligation of Executive, enforceable in accordance with its terms.

         19. Company Representations. The Company hereby represents and warrants to Executive that (a) the execution, delivery and performance of this Agreement by the Company does not and will not conflict with, breach, violate or cause a default under any contract, agreement, instrument, order, judgment or decree to which Company is a party or by which it is bound, and (b) upon the execution and delivery of this Agreement by Executive, this Agreement shall be the valid and binding obligation of the Company, enforceable in accordance with its terms.

         20. Severability and Modification. If any provision of this Agreement shall be held or declared to be illegal, invalid or unenforceable, such illegal, invalid or unenforceable provision shall not affect any other provision of this Agreement, and the remainder of this Agreement shall continue in full force and effect as though such provision had not been contained in this Agreement. If the scope of any provision in this Agreement is found to be too broad to permit enforcement of such provision to its full extent, Executive consents to judicial modification of such provision and enforcement to the maximum extent permitted by law.

         21. Notices. Except as otherwise expressly set forth in this Agreement, all notices, requests and other communications to be given or delivered under or by reason of the provisions of this Agreement shall be in writing and shall be given (and, except as otherwise provided in this Agreement, shall be deemed to have been duly given if so given) when delivered if given in person or by telegram, three days after being mailed by first class registered or certified mail, return receipt requested, postage prepaid, or one day after being sent prepaid via reputable overnight courier to the parties at the following addresses (or such other address as shall be furnished in writing by like notice; provided, however, that notice of change of address shall be effective only upon receipt):

Notices to Executive
         Patricia A. Pilia, Ph.D.
         c/o NaPro BioTherapeutics, Inc.
         6304 Spine Road, Unit A
         Boulder, Colorado  80301

Notices to Company
         NaPro BioTherapeutics,
         6304 Spine Road, Unit A
         Boulder, Colorado 80301

         Attn.:   Gordon H. Link, Jr.
                  Vice President, Finance and
                  Chief Financial Officer

         with a copy to:
         Holme Roberts & Owen
         1700 Lincoln, Suite 4100
         Denver, CO 80203

         Attn.:  Francis Wheeler

     22. Entire Agreement. This Agreement contains the entire agreement between the parties with respect to the subject matter hereof and supersedes any previous understandings or agreements, whether written or oral, regarding such subject matter, including but not limited to the Prior Agreement.

     23. Governing Law. All questions concerning the construction, validity and interpretations of this Agreement will be governed by the internal law, and not the law of conflicts, of the State of Colorado.

     24. Survival. Paragraphs 6, 9, 10, 11, 12, 13, 14 and 16 and any other provision of this Agreement which by its terms could survive termination of the Employment Period shall survive and continue in full force in accordance with their terms notwithstanding any termination of the Employment Period.

     25. Counterparts. This Agreement may be executed in separate counterparts, each of which is deemed to be an original and all of which taken together constitute one and the same agreement.

     26. Successors and Assigns. This Agreement is intended to bind and inure to the benefit of and be enforceable by Executive, the Company and their respective successors and assigns; provided that in no event shall Executive's obligations under this Agreement be delegated or transferred by Executive, nor shall Executive's rights be subject to encumbrance or to the claims of Executive's creditors. This Agreement is for the sole benefit of the parties hereto and shall not create any rights in third parties other than Executive's spouse or beneficiary as expressly set forth herein.

     27. Remedies. Except as otherwise provided in this Agreement, (i) each of the parties to this Agreement will be entitled to enforce its rights under this Agreement specifically, to recover damages by reason of any breach of any provision of this Agreement and to exercise all other rights to which it may be entitled and (ii) disputes under this Agreement not finally resolved in writing by the parties within sixty days after one party gives notice in good faith to the other party that a bona fide dispute exists shall be resolved pursuant to binding arbitration conducted in Denver, Colorado in accordance with the rules of the American Arbitration Association. The prevailing party in any such arbitration shall be entitled to have its costs and expenses (including reasonable attorney's fees and expenses) relating to such arbitration paid by the other party if the arbitrator(s) conducting such arbitration so determine. Notwithstanding the foregoing, the parties agree and acknowledge that money damages may not be an adequate remedy for breach of the provisions of this Agreement and that any party may in its sole discretion apply to any court of law or equity of competent jurisdiction for specific performance and/or injunctive relief in order to enforce or prevent any violations of the provisions of this Agreement. The prevailing party in any suit shall be entitled to recover reasonable attorneys fees and costs from the other party.

     28. Modifications and Waivers. No provision of this Agreement may be modified, altered or amended except by an instrument in writing executed by the parties hereto. No waiver by either party hereto of any breach by the other party hereto of any term or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar terms or provisions at the time or at any prior or subsequent time.

     29. Headings. The headings contained herein are solely for the purpose of reference, are not part of this Agreement and shall not in any way affect the meaning or interpretation of this Agreement.

     30. Notification of Subsequent Employer. Executive agrees that the Company may present a copy of this Agreement to any third party.

     31. UNDERSTAND AGREEMENT. EXECUTIVE REPRESENTS AND WARRANTS THAT (a) EXECUTIVE HAS READ AND UNDERSTOOD EACH AND EVERY PROVISION OF THIS AGREEMENT,
(b) EXECUTIVE HAS HAD THE OPPORTUNITY TO OBTAIN ADVICE FROM LEGAL COUNSEL OF EXECUTIVE'S CHOICE, OTHER THAN COUNSEL TO THE COMPANY (WHO IS NOT REPRESENTING THE EXECUTIVE), IN ORDER TO INTERPRET ANY AND ALL PROVISIONS OF THIS AGREEMENT,
(c) EXECUTIVE HAS HAD THE OPPORTUNITY TO ASK THE COMPANY QUESTIONS ABOUT THIS AGREEMENT AND ANY OF SUCH QUESTIONS EXECUTIVE HAS ASKED HAVE BEEN ANSWERED TO EXECUTIVE'S SATISFACTION, AND (d) EXECUTIVE HAS BEEN GIVEN A COPY OF THIS AGREEMENT.

         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed on the day and year first above written.

                               EXECUTIVE

                                        /s/ Patricia A. Pilia
                               -----------------------------------
                                        Patricia A. Pilia


                               NAPRO BIOTHERAPEUTICS, INC.


                               By:      /s/ Gordon H. Link, Jr.
                                        Gordon H. Link, Jr.
                                        Vice President, Finance and
                                        Chief Financial Officer